INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Valley National Bancorp:


We consent to incorporation by reference in the Registration Statement on Form S-3 for the registration of 57,626 shares of common stock, no par value, of Valley National Bancorp of our report dated January 19, 2000 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Valley National Bancorp. We also consent to the reference to our Firm under the caption "Experts".



                                                          KPMG LLP

Short Hills, New Jersey
August 2, 2000